Exhibit 10.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “ Agreement ”), dated as of September 30, 2010, is by and among China Chemical Corp., a Delaware corporation (“ Acquiror Company ”), Gold Champ Consultants Limited, a Hong Kong corporation (the “Company”), the shareholders of the Company identified on Annex A hereto (the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “ Party ” and collectively, as the “ Parties .” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

    A. The Company is a private limited company incorporated in Hong Kong having an authorized share capital of HK$10,000 divided into 10,000 shares of nominal value of HK$1.00 each, all of which have been issued and fully paid up (or credited as fully paid up).  The 10,000 ordinary shares in the issued share capital of the Company Stock ”) are held by the Shareholders in the manner set out in Annex C hereto.

     B. The Shareholders have agreed to transfer all of their shares of the Company Stock in exchange for 1,986,170 ((which equates to 19,861,700 shares on a post-Stock Dividend (as defined in Section 4.3 hereof) basis))  newly issued shares of the Common Stock, $.0001 par value, of Acquiror Company (the “Acquiror Company Stock ”), constituting 66% of the issued and outstanding capital stock of Acquiror Company on a fully diluted basis, as of and immediately after the Closing and after giving effect to the Subsidiary Vend-out (as defined in Section 5.1(q)) in the manner set out in Annex C hereto .

     C. The Board of Directors of each of Acquiror Company and the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

Exchange of Shares

     1.1. Share Exchange. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver to Acquiror Company their Company Stock free and clear of all Encumbrances and Liens, in exchange for 1,986,170 (which equates to 19,861,700 shares on a post-Stock Dividend (as defined in Section 4.3 hereof) basis))newly issued shares of Acquiror Company Stock (referred to herein as the “ Shares ”), which shall be free and clear of all Encumbrances and Liens.

     1.2. Closing. The closing (the “ Closing ”) of the transactions contemplated hereby (the “ Transactions ”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP in New York, NY, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “ Closing Date ”).

ARTICLE II

Representations and Warranties of the Shareholders

Each Shareholder hereby jointly and severally represents and warrants to Acquiror Company as follows:

     2.1. Good Title. The Shareholder is the legal and beneficial owner, and has good title to its Company Stock, with the right and authority to sell and deliver such Company Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Acquiror Company as the new owner of such the Company Stock in the share register of the Company, Acquiror Company will receive good title to such Company Stock, free and clear of all Encumbrances and Liens.

     2.2. Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

     2.3. No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

     2.4. Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

     2.5. No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

     2.6. Purchase Entirely for Own Account. The Shareholder is acquiring the Acquiror Company Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Acquiror Company Stock, except in compliance with applicable United States and foreign securities laws.

     2.7. Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Acquiror Company and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Acquiror Company Stock.

     2.8. Non-Registration. The Shareholder understands that the Acquiror Company Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations and warranties as expressed herein.

     2.9. Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

     2.10. Accredited Investor. The Shareholder is an “Accredited investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

     2.11. Legends. It is understood that the Acquiror Company Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

     2.12. Additional Legend. Additionally, the Acquiror Company Stock will bear any legend required by the “Blue Sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

     2.13. Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III

Representations and Warranties of the Company

Subject to the exceptions set forth in the Company Disclosure Letter (regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty), the Company represents and warrants to Acquiror Company and the Shareholders as follows.

     3.1. Organization, Standing and Power. Except as otherwise disclosed in the CompanyDisclosure Letter, the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect ”). The Company and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Acquiror Company true and complete copies of the Company Constituent Instruments, and true and complete copies of each of the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

     3.2. Subsidiaries; Equity Interests.

     (a) The Company Disclosure Letter lists each subsidiary of the Company and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company or by another subsidiary of the Company, free and clear of all Encumbrances and Liens.

     (b) Except for its interests in its subsidiaries, the Company does not, as of the date of this Agreement, own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     3.3. Capital Structure. The authorized capital stock of the Company consists of 10,000 ordinary shares, all of which are issued and fully paid up (or credited as fully paid up). Except as set forth above, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. The Company is the sole legal and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All shares of the capital stock of the Company and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the Company Constituent Instruments or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Stock or the capital stock of any of its subsidiaries may vote (“ Voting the Company Debt ”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (a) obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any of its subsidiaries or any Voting the Company Debt, (b) obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of any of its subsidiaries. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

     3.4. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms (except as such enforceability may be limited by laws affecting creditor’s rights generally).

     3.5. No Conflicts; Consents.

     (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Encumbrance and Lien upon any of the properties or assets of the Company or any of its subsidiaries under, any provision of (i) the Company Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which the Company or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

     (b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

     3.6. Taxes.

     (a) The Company and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

     (b) The Company Financial Statements reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

     3.7. Benefit Plans.

     (a) Neither the Company nor any of its subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its subsidiaries. Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have any general severance plan or policy.

          3.8. Litigation. There is no Action against or affecting the Company or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

     3.9. Compliance with Applicable Laws. Except as set forth in the Company Disclosure Letter, the Company and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law. This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

     3.10. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

     3.11. Contracts. Except as set forth in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     3.12. Title to Properties. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its subsidiaries own any real property. The Company and each of its subsidiaries have sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company or any of its subsidiaries has leasehold interests, are free and clear of all Encumbrances and Liens other than those set forth in the Company Disclosure Letter and except for Encumbrances and Liens that, individually or in the aggregate, do not and will not materially interfere with the ability of the Company and its subsidiaries to conduct business as currently conducted.

     3.13. Intellectual Property. The Company and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of the Company and its subsidiaries taken as a whole. The Company Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of the Company and its subsidiaries. there are no claims pending or, to the knowledge of the Company, threatened that the Company or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any of its subsidiaries with respect to any Intellectual Property Right.

     3.14. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which any of them is bound. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

     3.15. Financial Statements; Liabilities. The Company has delivered to Acquiror Company audited consolidated financial statements of its PRC operating subsidiary Zibo Jiazhou Chemical Industry Co., Ltd. for the fiscal years ended December 31, 2009 and 2008 and its unaudited consolidated financial statements for the period ended June 30, 2010 (collectively, the “ the Company Financial Statements ”). The Company Financial Statements have been prepared in accordance with internationally generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, set forth therein. the Company does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually or in the aggregate, are not material and would not be reasonably expected to result in a Company Material Adverse Effect.

     3.16. Insurance. Except as otherwise set forth in the Company Disclosure Letter, the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and its subsidiaries are engaged and in the geographic areas where they engage in such businesses. the Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such subsidiaries’ respective lines of business.

     3.17. Transactions with Affiliates and Employees . Except as set forth in the Company Disclosure Letter and the Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     3.18. Internal Accounting Controls .The Company and its consolidated subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures for its company and designed such disclosure controls and procedures to ensure that material information relating to the Company and its subsidiaries are made known to the officers by others within those entities. The officers of the Company have evaluated the effectiveness of the Company’s controls and procedures.

     3.19. Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred): (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (c) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

     3.20. Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Constituent Instruments or the laws of its jurisdiction of organization that is or could become applicable to the Shareholder as a result of the Shareholder and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

     3.21. Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     3.22. Foreign Corrupt Practices. Neither the Company, nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or any of its subsidiaries has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     3.23. Absence of Certain Changes or Events. Except as disclosed in the Company Financial Statements or the Company Disclosure Letter, from June 30, 2010 to the date of this Agreement, the Company and its subsidiaries have conducted their business only in the ordinary course, and during such period there has not been:

     (a) any change in the assets, liabilities, financial condition or operating results of the Company or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

     (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

     (c) any waiver or compromise by the Company or any of its subsidiaries of a valuable right or of a material debt owed to it;

     (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

     (e) any material change to a material Contract by which the Company or any of its subsidiaries or any of its respective assets is bound or subject;

     (f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or its subsidiaries’ ownership or use of such property or assets;

     (g) any loans or guarantees made by the Company or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, or any loans or advances to any persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivision other than travel advances and other advances made in the ordinary course of its business;

     (h) any alteration of the Company’s method of accounting or the identity of its auditors;

     (i) any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any the Company Stock;

     (j) any issuance, sale, disposition or encumbrance of equity securities to any officer, director or affiliate, or any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; or

     (k) any arrangement or commitment by the Company or any of its subsidiaries to do any of the things described in this Section 3.23.

     3.24. Disclosure. The Company confirms that neither it nor any person acting on its behalf has provided Acquiror Company or its agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Acquiror Company under a current report on Form 8-K filed within four business days after the Closing. the Company understands and confirms that Acquiror Company will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All of the representations and warranties of the Company set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     3.25. No Undisclosed Events, Liabilities, Developments or Circumstances . No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Company of its the Company Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

     3.26. No Additional Agreements . The Company does not have any agreements or understandings with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV

Representations and Warranties of Acquiror Company

Acquiror Company represents and warrants as follows to the Company and the Shareholders.

     4.1. Organization, Standing and Power. Acquiror Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Acquiror Company, a material adverse effect on the ability of Acquiror Company to perform its obligations under this Agreement or on the ability of Acquiror Company to consummate the Transactions (a “ Acquiror Company Material Adverse Effect ”). Acquiror Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Acquiror Company Material Adverse Effect. Acquiror Company has delivered to the Company or its counsel true and complete copies of the Acquiror Company Charter and the Acquiror Company Bylaws.

     4.2. Subsidiaries; Equity Interests .The Acquiror Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

     4.3. Capital Structure. The authorized capital stock of Acquiror Company consists of 80,000,000 shares of common stock, $.0001 par value. As of the date hereof (a) 4,000,000 shares of Acquiror Company’s common stock are issued and outstanding,  and (b) no shares of Acquiror Company’s common stock are held by Acquiror Company in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Acquiror Company were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Acquiror Company are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Acquiror Company Charter, the Acquiror Company Bylaws or any Contract to which Acquiror Company is a party or otherwise bound. there are not any bonds, debentures, notes or other indebtedness of Acquiror Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acquiror Company’s common stock may vote (“ Voting Acquiror Company Debt ”). On September 24, 2010, the board of directors of the Acquiror Company declared a stock dividend whereby each shareholder or record of the Acquiror Company on October 4, 2010 (the “Record Date) shall be entitled to receive 9 shares of Acquiror Company’s common stock for each share of Acquiror Company Common Stock which they own as of the Record Date (the “Stock Dividend).  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Acquiror Company is a party or by which it is bound (a) obligating Acquiror Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Acquiror Company or any Voting Acquiror Company Debt, (b) obligating Acquiror Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Acquiror Company. Except as set forth in the Acquiror Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of Acquiror Company to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror Company. The stockholder list provided to the Company or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Acquiror Company’s common stock as of the date of such report.

     4.4. Authority; Execution and Delivery; Enforceability. The execution and delivery by Acquiror Company of this Agreement and the consummation by Acquiror Company of the Transactions have been duly authorized and approved by the Board of Directors of Acquiror Company and no other corporate proceedings on the part of Acquiror Company are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Acquiror Company, enforceable against Acquiror Company in accordance with the terms hereof (except as such enforceability may be limited by laws affecting creditor’s rights generally).

     4.5. No Conflicts; Consents.

     (a) The execution and delivery by Acquiror Company of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Encumbrance and Lien upon any of the properties or assets of Acquiror Company under, any provision of (i) the Acquiror Company Charter or Acquiror Company Bylaws, (ii) any material Contract to which Acquiror Company is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Acquiror Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Acquiror Company Material Adverse Effect.

     (b) Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Acquiror Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

     4.6. Taxes.

     (a) Acquiror Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Acquiror Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Acquiror Company Material Adverse Effect.

     (b) The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Acquiror Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Acquiror Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Acquiror Company Material Adverse Effect.

      (c) There are no Encumbrances and Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Acquiror Company. Acquiror Company is not bound by any agreement with respect to Taxes.

     4.7. Benefit Plans. Acquiror Company does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Acquiror Company. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Acquiror Company and any current or former employee, officer or director of Acquiror Company, nor does Acquiror Company have any general severance plan or policy.

     4.8. ERISA Compliance; Excess Parachute Payments. Acquiror Company does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Acquiror Company.

     4.9. Litigation. There is no Action against or affecting Acquiror Company or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Acquiror Company Material Adverse Effect. Neither Acquiror Company nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

     4.10. Compliance with Applicable Laws. Acquiror Company is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Acquiror Company Material Adverse Effect. Acquiror Company has not received any written communication during the past two years from a Governmental Entity that alleges that Acquiror Company is not in compliance in any material respect with any applicable Law. Acquiror Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Acquiror Company Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

     4.11. Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Acquiror Company taken as a whole. Acquiror Company is not in violation of or in default under (nor to the knowledge of Acquiror Company does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Acquiror Company Material Adverse Effect.

     4.12. Title to Properties. Acquiror Company has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Acquiror Company has leasehold interests, are free and clear of all Encumbrances and Liens, except for Encumbrances and Liens that, in the aggregate, do not and will not materially interfere with the ability of Acquiror Company to conduct business as currently conducted. Acquiror Company has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Acquiror Company enjoys peaceful and undisturbed possession under all such material leases.

     4.13. Intellectual Property. Acquiror Company does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Acquiror Company, threatened that Acquiror Company is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

     4.14. Labor Matters. There are no collective bargaining or other labor union agreements to which Acquiror Company is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Acquiror Company, is imminent with respect to any of the employees of Acquiror Company.

     4.15. SEC Documents; Undisclosed Liabilities .

     (a) Acquiror Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 28, 2009, pursuant to Sections 13(a) and 15(d) of the Exchange Act (the “ SEC Reports ”).

     (b) As of its respective filing date, each SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. the consolidated financial statements of Acquiror Company included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquiror Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

     (c) Except as set forth in the SEC Reports, Acquiror Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Acquiror Company or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Acquiror Company shall have been paid off and shall in no event remain liabilities of Acquiror Company, the Company or the Shareholder following the Closing.

     4.16. Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Acquiror Company and, to the knowledge of Acquiror Company, none of the employees of Acquiror Company is presently a party to any transaction with Acquiror Company (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Acquiror Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

     4.17. Internal Accounting Controls. Acquiror Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Acquiror Company has established disclosure controls and procedures for Acquiror Company and designed such disclosure controls and procedures to ensure that material information relating to Acquiror Company is made known to the officers by others within Acquiror Company. Acquiror Company’s officers have evaluated the effectiveness of Acquiror Company’s controls and procedures. Since May 31, 2010, there have been no significant changes in Acquiror Company’s internal controls or, to Acquiror Company’s knowledge, in other factors that could significantly affect Acquiror Company’s internal controls. The foregoing representations and warranties are subject to any deficiencies or defects identified in any letter from Acquiror Company’s auditors, and shall further be qualified to the extent that any such deficiencies or defects shall not have resulted in any Acquiror Company Material Adverse Effect prior to the Closing.

     4.18. Solvency. Except as disclosed in the SEC Reports, and the opinion of the Acquiror Company’s auditors, that Acquiror Company may not be able to continue as a going concern, based on the financial condition of Acquiror Company as of the Closing Date (and assuming that the Closing shall have occurred), (a) Acquiror Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Acquiror Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Acquiror Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Acquiror Company, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Acquiror Company, together with the proceeds Acquiror Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.

     4.19. Application of Takeover Protections. Acquiror Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquiror Company Charter or the laws of its state of incorporation that is or could become applicable to the Shareholder as a result of the Shareholder and Acquiror Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholder’s ownership of the Shares.

     4.20. Investment Company. Acquiror Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     4.21. Foreign Corrupt Practices. Neither Acquiror Company, nor to Acquiror Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of Acquiror Company has, in the course of its actions for, or on behalf of, Acquiror Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

     4.22. Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, and in connection with this Agreement and the Transactions, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Acquiror Company has conducted its business only in the ordinary course, and during such period there has not been:

     (a) any change in the assets, liabilities, financial condition or operating results of Acquiror Company from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, a Acquiror Company Material Adverse Effect;

     (b) any damage, destruction or loss, whether or not covered by insurance, that would have a Acquiror Company Material Adverse Effect;

     (c) any waiver or compromise by Acquiror Company of a valuable right or of a material debt owed to it;

     (d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Acquiror Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Acquiror Company Material Adverse Effect;

     (e) any material change to a material Contract by which Acquiror Company or any of its assets is bound or subject;

     (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

     (g) any resignation or termination of employment of any officer of Acquiror Company;

     (h) any mortgage, pledge, transfer of a security interest in or lien created by Acquiror Company with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Acquiror Company’s ownership or use of such property or assets;

     (i) any loans or guarantees made by Acquiror Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

     (j) any declaration, setting aside or payment or other distribution in respect of any of Acquiror Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Acquiror Company;

     (k) any alteration of Acquiror Company’s method of accounting or the identity of its auditors;

     (l) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Acquiror Company stock option plans; or

     (m) any arrangement or commitment by Acquiror Company to do any of the things described in this Section

     4.23. Certain Registration Matters. Acquiror Company has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Acquiror Company registered with the SEC or any other governmental authority that have not been satisfied.

     4.24. Listing and Maintenance Requirements .Acquiror Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Acquiror Company Stock on the over-the-counter (OTCBB) automated quotation service administered by the Financial Industry Regulatory Authority, provided the rules and regulations of the Financial Industry Regulatory Authority have been complied with in connection with the Transactions. To the knowledge of Acquiror Company, no approval of the stockholders of Acquiror Company is required for Acquiror Company to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

     4.25. Disclosure. Acquiror Company confirms that neither it nor any person acting on its behalf has provided the Shareholder or its agents or counsel with any information that Acquiror Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Acquiror Company under a current report on Form 8-K filed within four business days after the Closing. Acquiror Company understands and confirms that the Shareholder will rely on the foregoing representations and covenants in effecting transactions in securities of Acquiror Company. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     4.26. No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Acquiror Company (other than with respect to the Transactions), or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Acquiror Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Acquiror Company of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

     4.27. No Additional Agreements. Acquiror Company does not have any agreement or understanding with the Shareholder with respect to the Transactions other than as specified in this Agreement.

ARTICLE V

Conditions to Closing

     5.1. Acquiror Company Conditions Precedent. The obligations of the Shareholders and the Company to enter into and complete the Closing are subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company and the Shareholder in writing.

     (a) Representations and Covenants. The representations and warranties of Acquiror Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Acquiror Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Acquiror Company on or prior to the Closing Date. Acquiror Company shall have delivered to the Shareholder and the Company a certificate, dated the Closing Date, to the foregoing effect.

     (b) Litigation . No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholder, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Acquiror Company.

     (c) Consents . All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquiror Company for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Acquiror Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Acquiror Company Material Adverse Effect.

     (d) No Material Adverse Change . There shall not have been any occurrence, event, incident, action, failure to act, or transaction since May 31, 2010 which has had or is reasonably likely to cause the Acquiror Company Material Adverse Effect.

     (e) Post-Closing Capitalization . At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Acquiror Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Company and the Shareholder.

     (f) Satisfactory Completion of Due Diligence. The Company and the Shareholder shall have completed their legal, accounting and business due diligence of Acquiror Company and the results thereof shall be satisfactory to the Company and the Shareholder in their sole and absolute discretion.

     (g) SEC Reports. Acquiror Company shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

     (h) OTCBB Quotation. Acquiror Company shall have maintained its status as a company whose common stock is quoted on the Over-the-Counter Bulletin Board and no reason shall exist as to why such status shall not continue immediately following the Closing.

     (i) No Suspensions of Trading in Acquiror Company Stock; Listing. Trading in the Acquiror Company Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Acquiror Company) at any time since the date of execution of this Agreement, and the Acquiror Company Stock shall have been at all times since such date listed for trading on a trading market.

     (j) Secretary’s Certificate. Acquiror Company shall have delivered to the Company a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Acquiror Company Charter, Acquiror Company Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

     (k) Good Standing Certificate. Acquiror Company shall have delivered to the Company a certificate of good standing of Acquiror Company dated within five (5) business days of Closing issued by the Secretary of State of Delaware.

     (l) Resignations and Appointments of Officers. Acquiror Company shall have delivered to the Company (i) a letter of resignation from Doug Cole resigning from all officer position she holds of Acquiror Company effective upon the Closing and (ii) evidence of the election of such officers as may be designated by the Company effective upon the Closing.

     (m) Payoff Letters and Releases. Acquiror Company shall have delivered to the Company such pay-off letters and releases relating to liabilities of Acquiror Company as the Company shall request, in form and substance satisfactory to the Company, including, but not limited to: (i) any agreement with any third parties under which Acquiror Company has a payment obligation (whether in cash or in kind); (ii) any notes payable of Acquiror Company as at the Closing Date; and (iii) any auditor, transfer agent and Edgar filer invoices.

      (n) Reserved.

     (o) Release. Acquiror Company shall have delivered to the Company a duly executed release by the current directors and officers of Acquiror Company, in favor of Acquiror Company, the Company and the Shareholder, in form and substance satisfactory to the Company.

     (p) Reserved.

      (q) Subsidiary Vend-out. Immediately prior to the Closing of the Transactions, 100 common shares of the Acquiror Company’s wholly owned subsidiary, Bomps Mining Holdings, Inc., held in the name of the Parent, as well as all assets and liabilities of the Parent, will be exchanged for 3,000,000 shares of the Parent held by the Parent Controlling Shareholder (the “ Vend Out ”). Bomps Mining Holdings, Inc., holds all assets and liabilities disclosed on the Parent’s financial statements. These assets and liabilities will be sold along with Bomps Mining Holdings, Inc., leaving the Parent with no assets and no liabilities. The 3,000,000 common shares of the Parent will be cancelled and returned to treasury.

     5.2. The Company and Shareholder Conditions Precedent. The obligations of Acquiror Company to enter into and complete the Closing is subject, at the option of Acquiror Company, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Acquiror Company in writing.

     (a) Representations and Covenants. The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholder and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and the Company on or prior to the Closing Date. The Company shall have delivered to Acquiror Company a certificate, dated the Closing Date, to the foregoing effect.

     (b) Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Acquiror Company, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Company.

     (c) Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholder or the Company for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholder or the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Company Material Adverse Effect.

     (d) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Company Financial Statements which has had or is reasonably likely to cause a Company Material Adverse Effect.

     (e) Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Acquiror Company, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Acquiror Company.

     (f) Satisfactory Completion of Due Diligence. Acquiror Company shall have completed its legal, accounting and business due diligence of the Company and the Shareholder and the results thereof shall be satisfactory to Acquiror Company in its sole and absolute discretion.

     (g) Secretary’s Certificate. The Company shall have delivered to Acquiror Company a certificate, signed by its Secretary or authorized director or officer, certifying that the attached copies of the Company Constituent Instruments and resolutions of the Board of Directors of the Company approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

     (h) Delivery of Audit Report and Financial Statements. The Company shall have completed the Company Financial Statements for all periods required to be filed in a current report on Form 8-K to be filed within 4 business days following the Closing and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board for the two most recently completed fiscal years. The form and substance of the Company Financial Statements shall be satisfactory to Acquiror Company in its sole and absolute discretion.

     (i) Form 8-K. The Company shall have provided Acquiror Company with reasonable assurances that Acquiror Company will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of the Company and the requisite Form 10 required disclosure regarding the Company and its subsidiaries.

     (k) Share Transfer Documents. The Shareholders shall have delivered to Acquiror Company certificate(s) representing the Company Stock, accompanied by duly executed instruments of transfer and contract notes for transfer by the Shareholders of the Company Stock to Acquiror Company.

ARTICLE VI

Closing and Covenants

     6.1. Closing:-

Upon Closing, the Shareholders shall deliver the items enumerated in Annex D hereto to Acquiror Company or its solicitors in Hong Kong.

Issuance of Stock Certificates. At or within 10 business days following the Closing, Acquiror Company shall deliver to the Shareholders certificates representing the new shares of Acquiror Company Stock issued to the Shareholders.

     6.2. Blue Sky Laws. Acquiror Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Acquiror Company Stock in connection with this Agreement.

     6.3. Public Announcements. Acquiror Company and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

     6.4. Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.  All adjudication fee and stamp duty payable on the instruments of transfer and contract notes in respect of the transfer of the Company Stock by the Shareholders to Acquiror Company shall be borne and paid by the Shareholders and Acquiror Company on a 50-50 basis provided that the liabilities of the Shareholders under this Clause 6.4 shall be joint and several.

     6.5. Continued Efforts and Further Assurance. Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its/his/her representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.  Each Party shall sign, execute and do all other necessary deeds, documents and things for vesting the title of the Company Stock in Acquiror Company or the Shares in the Shareholders pursuant to the terms of this Agreement and/or further assuring its title thereto.

     6.6. Filing of 8-K. Acquiror Company shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of the Company and the requisite Form 10 disclosure regarding the Company and its subsidiaries. In addition, Acquiror Company shall issue a press release at a mutually agreeable time following the Closing Date.

     6.7. Furnishing of Information. As long as the Shareholders own the Shares, Acquiror Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Acquiror Company after the date hereof pursuant to the Exchange Act. As long as the Shareholders own the Shares, if Acquiror Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Acquiror Company further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

     6.8. Access. Each of Acquiror Company and the Company shall permit representatives of each other to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to such party.

     6.9. Preservation of Business. From the date of this Agreement until the Closing Date, each of the Company and Acquiror Company shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

ARTICLE VII

Reserved

ARTICLE VII

Miscellaneous

     8.1. Notices . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Acquiror Company to:

Bomps Mining, Inc.
1896 School Street
Moraga, CA 94556

if to the Company, to:

Lu Feng
1, Electric Power Plant Road
Zhou Cun District
Zi Bo, P.R. China
255330

If to the Shareholders to:

1, Electric Power Plant Road
Zhou Cun District
Zi Bo, P.R. China
255330

     8.2. Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Acquiror Company and the Shareholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

     8.3. Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Acquiror Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Acquiror Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Acquiror Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

     8.4. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholder, Acquiror Company and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

     8.5. Limitation of Liability. Notwithstanding anything herein to the contrary, each of Acquiror Company and the Company acknowledges and agrees that the liability of the Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of the Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of the Shareholders or any investor, shareholder or holder of shares of beneficial interest of the Shareholders shall be personally liable for any liabilities of the Shareholders.

     8.6. Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  References to the singular shall include the plural and vice versa.

     8.7. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

     8.8. Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

     8.9. Entire Agreement; Third Party Beneficiaries . This Agreement, taken together with the Company Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

     8.10. Governing Law . This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Delaware are mandatorily applicable to the Transactions.

     8.11. Assignment . Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this

Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[ Signature Page Follows ]

     IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CHINA CHEMICAL CORP.

By: /s/ Doug Cole
Name: Doug Cole
Title: Chief Executive Officer and Sole Director

     IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GOLD CHAMP CONSULTANTS LIMITED~~.~~

By: /s/ Lu Feng
Name: Lu Feng
Title: Chief Executive Officer and Sole Director

LU FENG

By:	/s/ Lu Feng
Name: Lu Feng

LU LINGLIANG

By:	/s/ Lu Lingliang
Name: Lu Lingliang

LI BIN

By:	/s/ Li Bin
Name: Li Bin

YAN KAI

By:	/s/ Yan Kai
Name: Yan Kai

YU HONG TIAN

By:	/s/ Yu Hong Tian
Name: Yu Hong Tian

LU NING

By:	/s/ Lu Ning
Name: Lu Ning

HAN YING

By:	/s/ Han Ying
Name: Han Ying

LU TIAN YU

By:	/s/ Lu Tian Yu
Name: Lu Tian Yu

ZHANG YUN LONG

By:	/s/ Zhang Yun Long
Name: Zhang Yun Long

ZHOU QING

By:	/s/ Zhou Qing
Name: Zhou Qing

ZHANG LIAN FANG

By:	/s/ Zhang Lian Fang
Name: Zhang Lian Fang

LU YANG

By:	/s/ Lu Yang
Name: Lu Yang

HAN GUI YING

By:	/s/ Han Gui Ying
Name: Han Gui Ying

LIU HENG FANG

By:	/s/ Liu Heng Fang
Name: Liu Heng Fang

ZHANG LIAN JUN

By:	/s/ Zhang Lian Jun
Name: Zhang Lian Jun

WANG SONG

By:	/s/ Wang Song
Name: Wang Song

LI ZHI BIN

By:	/s/ Li Zhi Bin
Name: Li Zhi Bin

AN MING

By:	/s/ An Ming
Name: An Ming

LIN TAO

By:	/s/ Lin Tao
Name: Lin Tao

YAN YU

By:	/s/ Yan Yu
Name: Yan Yu

HAN YING

By:	/s/ Han Ying
Name: Han Ying

SHA LI PING

By:	/s/ Sha Li Ping
Name: Sha Li Ping

SONG JIAN HUA

By:	/s/ Song Jian Hua
Name: Song Jian Hua

WANG XIANG DONG

By:	/s/ Wang Xiang Dong
Name: Wang Xiang Dong

LIU BO TAO

By:	/s/ Liu Bo Tao
Name: Liu Bo Tao

MENG QING HUA

By:	/s/ Meng Qing Hua
Name: Mang Qing Hua

LU DONG

By:	/s/ Lu Dong
Name: Lu Dong

LI XI CAI

By:	/s/ Li Xi Cai
Name: Li Xi Cai

LI XUN CHEN

By:	/s/ Li Xun Chen
Name: Li Xun Chen

By:	/s/
Name:

SU YU ZHEN

By:	/s/ Su Yu Zhen
Name: Su Yu Zhen

DUAN WEN HUA

By:	/s/ Duan Wen Hua
Name: Duan Wen Hua

LIN ZHI GANG

By:	/s/ Lin Zhi Gang
Name: Lin Zhi Gang

ANNEX A

COMPANY SHAREHOLDERS

Lu Feng	986,667.50
Lu Ling Liang	794,178.50
Li Bin	2,000.00
Yan Kai	4,000.00
Yu Hong Tian	3,000.00
Lu Ning	15,000.00
Han Ying	75,000.00
Lu Tian Yu	10,720.00
Zhang Yun Long	1,000.00
Zhou Qing	10,000.00
Zhang Lian Fang	15,000.00
Lu Yang	50,000.00
Han Gui Ying	1,000.00
Liu Heng Fang	2,000.00
Zhang Lian Jun	2,000.00
Wang Song	2,000.00
Li Zhi Bin	2,000.00
An Ming	2,000.00
Lin Tao	1,000.00
Yan Yu	802.00
Han Ying	802.00
Sha Li Ping	800.00
Song JianHua	600.00
Wang Xiang Dong	600.00
Liu Bo Tao	500.00
Meng Qing Hua	500.00
Lu Dong	500.00
LI Xi CAI	500.00
Li Xun Chen	500.00
Su Yu Zhen	500.00
Duan Wen Hua	500.00
Lin Zhi Gang	500.00

ANNEX B

Definitions

     “ Action ” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

     “ Agreement ” has the meaning set forth in the Preamble of this Agreement.

     “ Closing ” has the meaning set forth in Section 1.2 of this Agreement.

     “ Closing Date ” has the meaning set forth in Section 1.2 of this Agreement.

     “ Consent ” means any material consent, approval, license, permit, order or authorization.

     “ Contract ” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

     “ Acquiror Company ” has the meaning set forth in the Preamble of this Agreement.

     “ Acquiror Company Bylaws ” means the Bylaws of Acquiror Company, as amended to the date of this Agreement.

     “ Acquiror Company Charter ” means the Certificate of Incorporation of Acquiror Company, as amended to the date of this Agreement.

     “ Acquiror Company Material Adverse Effect ” has the meaning set forth in the Section 4.1 of this Agreement.

     “ Acquiror Company Stock ” has the meaning set forth in the Background Section of this Agreement.

     “ Exchange Act ” means the Securities Exchange Act of 1934, as amended.

     “ Governmental Entity ” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     “ Intellectual Property Right ” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

     “ Law ” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree of any Governmental Entity.

     “ the Company ” has the meaning set forth in the Preamble of this Agreement.

     “ the Company Constituent Instruments ” means the memorandum and articles of association of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement.

     “ the Company Disclosure Letter ” means the letter delivered from the Company to Acquiror Company concurrently herewith.

     “ the Company Financial Statements ” has the meaning set forth in the Section 3.15 of this Agreement.

     “ the Company Material Adverse Effect ” has the meaning set forth in Section 3.1 of this Agreement.

     “ the Company Stock ” has the meaning set forth in the Background Section of this Agreement.

     “Encumbrance and Lien ” means any encumbrance, lien, mortgage, charge, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other adverse interest.

     “ Party ” has the meaning set forth in the Preamble of this Agreement.

     “ SEC ” means the Securities and Exchange Commission.

     “ SEC Reports ” has the meaning set forth in Section 4.15 of this Agreement.

     “ Securities Act ” means the Securities Act of 1933, as amended.

     “ Shareholder ” has the meaning set forth in the Preamble of this Agreement.

     “ Shares ” has the meaning set forth in Section 1.1 of this Agreement.

     “ Taxes ” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

     “ Tax Return ” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

     “ Transactions ” has the meaning set forth in Section 1.2 of this Agreement.

     “ Transaction Documents ” means this Agreement and any other documents or agreements executed in connection with the Transactions.

     “ Voting the Company Debt ” has the meaning set forth in Section 3.3 of this Agreement.

     “ Voting Acquiror Company Debt ” has the meaning set forth in Section 4.3 of this Agreement.

ANNEX C

Name	Acquiror Company Stock(1)	Percentage of Shareholding	Shareholders’ Company Stock
Lu Feng	9,866,675	49.68%	4,968
Lu Ling Liang	7,941,785	39.99%	3,999
Li Bin	20,000	0.10%	10
Yan Kai	40,000	0.20%	20
Yu Hong Tian	30,000	0.15%	15
Lu Ning	150,000	0.76%	76
Han Ying	750,000	3.78%	378
Lu Tian Yu	107,200	0.54%	54
Zhang Yun Long	10,000	0.05%	5
Zhou Qing	100,000	0.50%	50
Zhang Lian Fang	150,000	0.76%	76
Lu Yang	500,000	2.52%	252
Han Gui Ying	10,000	0.05%	5
Liu Heng Fang	20,000	0.10%	10
Zhang Lian Jun	20,000	0.10%	10
Wang Song	20,000	0.10%	10
Li Zhi Bin	20,000	0.10%	10
An Ming	20,000	0.10%	10
Lin Tao	10,000	0.05%	5
Yan Yu	8,020	0.04%	4
Han Ying	8,020	0.04%	4
Sha Li Ping	8,000	0.04%	4
Song Jian Hua	6,000	0.03%	3
Wang Xiang Dong	6,000	0.03%	3
Liu Bo Tao	5,000	0.03%	3
Meng Qing Hua	5,000	0.03%	3
Lu Dong	5,000	0.03%	3
LI Xi CAI	5,000	0.03%	3
Li Xun Chen	5,000	0.03%	3
Su Yu Zhen	5,000	0.03%	3
Duan Wen Hua	5,000	0.03%	3
Lin Zhi Gang	5,000	0.03%	3

	19,861,700	100.00%	10,000

(1)	Represents number of shares on a Post-Dividend Basis.

ANNEX D

The said Items

The Shareholders shall deliver or cause to be delivered to Acquiror Company or Acquiror Company’s Solicitors:-

1.	the instruments of transfer in respect of the Company Stock duly executed by the Shareholders in favour of Acquiror Company or its nominee(s);

2.	sold contract notes in respect of the Company Stock duly executed by the Shareholders in favour of Acquiror Company and/or its Company’s nominee(s);

3.	board resolutions of the Company:-

(1)	approving and authorising the transfer of the Company Stock to Acquiror Company or its nominee(s)(subject to stamping) and the names of the transferees be entered into the register of members;

(2)	approving the resignation of the existing director and company secretary and approving the appointment of director and company secretary nominated by the Acquiror Company; and

(3)	all existing bank mandates and authority be given to such persons as Acquiror Company may nominate to operate the relevant bank accounts.

4.	the original share certificates in respect of the Company Stock;

5.
all statutory books and records, certificate of incorporation including all certificates of incorporation on change of name (if any), books of account, title deeds, all insurance policies and receipts and other records and contracts and licences and other documents, company chops, common seal and other items relating to the Company and its subsidiary(ies) which are in possession of the Shareholders;

6.	the title deeds relating to each property owned by the Company and its subsidiary(ies) (if any);

7.	bank statements and cheque books relating to all bank accounts of the Company and its subsidiary(ies);

8.
written resignation duly signed by all existing director and the secretary of the Company and its subsidiary(ies) confirming that they have no claim whatsoever against the Company and/or its subsidiary(ies) whether in respect of compensation, remuneration, director’s fees, severance payments, expenses, damages or otherwise in respect of their cessation as directors and secretary of the Company and/or its subsidiary(ies);

9.	such waivers, consents and other documents as may be required to enable Acquiror Company or its nominee or nominees to become the registered and beneficial owner of the Company Stock.